Exhibit 99.1

                                 [LOGO OMITTED]

                     AMERICAN PHYSICIANS SERVICE GROUP, INC.

                  REPORTS EPS OF $.25 ON 26% RISE IN NET INCOME


     AUSTIN, TEXAS, May 6, 2004 - American Physicians Service Group, Inc. ("APS") (NASDAQ: AMPH) today announced results for the first quarter of 2004. For the three months ended March 31, 2004, revenues increased by 11% to $7,290,000 from $6,591,000 in the comparable year-ago period. Net income of $694,000, compares to net income of $552,000 in the same quarter of 2003, a 26% increase. Diluted earnings per share was $.25 in both periods.

     Ken Shifrin, APS Chairman of the Board stated, "Our operating entities, Investment Services and Insurance Services, continued to perform well. Total revenues were up 11% and operating income increased by 8%. The 26% increase in current quarter earnings offset a 24% increase in shares outstanding, making income per share the same, at $.25 in both periods. Book value per share increased to $8.18 at March 31, 2004 from $7.98 at March 31, 2003. Our expectation is that average shares outstanding will increase at a substantially slower rate for the balance of the year".

     Mr. Shifrin concluded, "Our growth this quarter has come primarily from expansion of our current markets, but we continue to explore new products and services within our core industries. Our strong, debt free, balance sheet with working capital exceeding $9 million, gives us the ability to capitalize on opportunities for careful growth."

     APS is a management and financial services firm with subsidiaries that provide: medical malpractice insurance services for doctors; and brokerage and investment services to institutions and high net worth individuals. The Company is headquartered in Austin, Texas and maintains offices in Dallas and Houston. For further information, visit APS' website at www.amph.com or contact:

Mr. Kenneth Shifrin, Chairman of the Board (or)
Mr. W. H. Hayes, Sr. Vice President - Finance
American Physicians Service Group, Inc.
1301 Capital of Texas Highway, C-300
Austin, Texas  78746
(512) 328-0888

                     AMERICAN PHYSICIANS SERVICE GROUP, INC.
                             SELECTED FINANCIAL DATA
                      (In thousands, except per share data)

                                                     Three Months Ended
                                                           March 31
                                                   2004               2003
                                                  -------------------------

Revenues                                          $7,290            $6,591
Expenses                                           6,376            5,738
Gain on sale of assets                                12                2
                                                  -------          -------
Operating income                                     926              855
Gain on sale of investments                           27               15
Gain on forgiveness of debt                           63               --
                                                  -------          -------

Income from operations
before interest, income taxes
and minority interest.                             1,016              870

Interest and other income                             75               93
Income tax expense                                   397              346
Minority interest                                     --               65
                                                  -------          -------

Net income                                        $  694           $  552
                                                  =======          =======

Diluted income per share:

         Income from operations                    $0.25            $0.25

         Net income                                $0.25            $0.25
                                                   =====            =====

Weighted average shares
outstanding (diluted)                              2,769            2,228

For further information, visit APS's website at www.amph.com or contact:

Mr. Kenneth Shifrin, Chairman of the Board (or)
Mr. W.H. Hayes, Sr. VicePresident-Finance
American Physicians Service Group, Inc.
1301 Capital of Texas Highway, C-300
Austin, Texas 78746
(512)328-0888